Exhibit 5.5

June 9, 2021

KB Home

10990 Wilshire Boulevard

Los Angeles, California 90024

Re: KB Home Senior Notes

Ladies and Gentlemen:

We have acted as Arizona counsel at the request of KB Home, a Delaware corporation (the “Company”), to KB HOME Phoenix Inc., an Arizona corporation (“Phoenix,” or the “Arizona Guarantor”), in connection with the Company’s offer and sale of $390,000,000 in aggregate principal amount of the Company’s 4.00% Senior Notes due 2031 (the “2031 Notes”), the offer and sale of which was registered on its Registration Statement on Form S-3 (Registration No. 333-239778), as supplemented by the prospectus supplement on Form 424(b)(2) filed with the Securities and Exchange Commission on May 26, 2021 (the “Registration Statement”). The offering is being made pursuant to the Underwriting Agreement dated May 25, 2021 (the “Underwriting Agreement”), by and among (i) the Company, (ii) the Arizona Guarantor, (iii) KB HOME Coastal Inc., KB HOME Greater Los Angeles Inc., KB HOME Sacramento Inc., KB HOME South Bay Inc., KB HOME Reno Inc., KB HOME Las Vegas Inc., KB HOME Colorado Inc., KB HOME Lone Star Inc., KBSA, Inc., KB HOME Florida LLC, KB HOME Fort Myers LLC, KB HOME Treasure Coast LLC and KB HOME Jacksonville LLC (together with the Arizona Guarantor, the “Guarantors”), (iv) BofA Securities, Inc., as representative of the several underwriters named on Schedule B thereto (the “Underwriters”), and (v) MUFG Securities Americas Inc., as the qualified independent underwriter.

The 2031 Notes are to be issued pursuant to (i) an Indenture dated as of January 28, 2004 (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture dated as of January 28, 2004, the Second Supplemental Indenture dated as of June 30, 2004, the Third Supplemental Indenture dated as of May 1, 2006, the Fourth Supplemental Indenture dated as of November 9, 2006, the Fifth Supplemental Indenture dated as of August 17, 2007, the Sixth Supplemental Indenture dated as of January 30, 2012, the Seventh Supplemental Indenture dated as of January 11, 2013, the Eighth Supplemental Indenture dated as of March 12, 2013, the Ninth Supplemental Indenture dated as of February 28, 2014, and the Tenth Supplemental Indenture dated as of January 22, 2019 (the Base Indenture, as so amended and supplemented, the “Indenture”), each among the Company, the guarantors party thereto and U.S. Bank National Association, as successor in interest to SunTrust Bank, as trustee, and (ii) the Officers’ Certificate and Guarantors’ Officers’ Certificate dated June 9, 2021 establishing the form and terms of the 2031 Notes (the “Officers’ Certificate Establishing Terms”). The 2031 Notes will be guaranteed by each of the Guarantors pursuant to the Indenture.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

(1)	the Indenture;

(2)

the Articles of Incorporation for Phoenix filed April 12, 1993 with the Arizona Corporation Commission (the “ACC”) together with all amendments thereto, as certified to us on the date hereof by the Secretary of Phoenix;

(3)	the Bylaws of Phoenix, together with all amendments thereto, as certified to us on the date hereof by the Secretary of Phoenix;

(4)	a Certificate of Good Standing in respect of Phoenix issued by the ACC dated May 20, 2021 (the “Phoenix Good Standing”);

(5)

the Unanimous Consent of the Board of Directors of Phoenix to Corporate Action Without a Meeting dated May 24, 2021, and the accompanying Certificate of Secretary of the Company dated the date hereof (the “Company’s Certificate of Secretary”);

(6)	the Officers’ Certificate Establishing Terms;

(7)	an Officers’ Certificate dated as of the date hereof issued on behalf of the Company confirming certain factual matters relevant to the opinions set forth herein (the “Officers’ Certificate”); and

(8)

a Certificate of Corporate Secretary of the Company and Secretary of the Guarantors dated the date hereof and issued on behalf of the Arizona Guarantor, among others, confirming certain factual matters relevant to the opinions set forth herein (together with the Officers’ Certificate, collectively, the “Reliance Certificates”).

We have reviewed such other documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials, and, as to matters of fact material to our opinions, also without independent verification, on representations made in the Underwriting Agreement and certificates and other inquiries of officers of the Company and the Arizona Guarantor, including the Company’s Certificate of Secretary and the Reliance Certificates, including as to the fact of delivery of the Indenture, the Underwriting Agreement and the global note representing the aggregate principal amount of the 2031 Notes, in each instance without undertaking an independent investigation or inquiry. We have assumed that the factual matters contained in certificates obtained from public officials remain true and correct as of the date hereof. We have not examined any records of any court, administrative tribunal or any similar entity in connection with our opinion.

We have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies, and the completeness of all documents reviewed by us. We have also assumed, without independent verification, (i) that the parties to the Indenture and the other agreements, instruments and documents executed in connection therewith, other than the Arizona Guarantor, have the power (including, without limitation, corporate power where applicable) and authority to enter into and perform the Indenture and such other agreements, instruments and documents, (ii) the due authorization, execution and delivery by such parties, other than the Arizona Guarantor, of the Indenture and such other agreements, instruments and documents and (iii) that the Indenture and such other agreements, instruments and documents constitute legal, valid and binding obligations of each party thereto, including the Arizona Guarantor (except to the extent of our opinions in paragraphs 1, 2, and 3 below), enforceable against each such party in accordance with their respective terms. This opinion is limited to the present laws of the State of Arizona. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules and regulations or requirements of any county, municipality or subdivision or other local authority of any jurisdiction.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.	The Arizona Guarantor is a corporation duly formed, validly existing and in good standing under the laws of the State of Arizona.

2.

The Arizona Guarantor has the requisite corporate power and corporate authority to execute and deliver, and to perform its obligations under, the Indenture and the Officers’ Certificate Establishing Terms.

3.

The execution and delivery by the Arizona Guarantor of the Indenture and the Officers’ Certificate Establishing Terms, and the performance by the Arizona Guarantor of its obligations thereunder, have been duly authorized by all requisite corporate action on the part of the Arizona Guarantor, and each such document has been duly executed and delivered by the Arizona Guarantor.

We express no opinion as to compliance with or the effect of any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar laws, including general principles of equity, to the extent the same may be applied to the delivery or performance of the Indenture by the Arizona Guarantor.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to update, revise or supplement this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report filed on Form 8-K or the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Munger, Tolles & Olson LLP may rely upon this opinion as if it were an addressee hereof on this date with respect to matters set forth herein that are governed by Arizona law for purposes of its opinion relating to the offering of the Securities, as filed as an exhibit to the Company’s Current Report on Form 8-K or the Registration Statement.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)